November 2009 Preliminary Terms No. 250 Registration Statement No. 333-156423 Dated November 24, 2009 Filed pursuant to Rule 433
Structured Investments
Opportunities in Commodities

Optimal Entry PLUS Based on the Price of Gold due December 13, 2010
Performance Leveraged Upside SecuritiesSM
PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  The leverage typically applies only for a certain range of price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, the PLUS offered will pay an amount in cash that may be more or less than the principal amount based upon the value of the asset on the valuation dates as compared to the lowest price of the asset during the lookback observation period starting on the pricing date and ending on January 12, 2010.  The PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS (see “Commissions and Issue Price” below)
Pricing date:	November 27, 2009
Original issue date:	December 4, 2009 (5 business days after the pricing date)
Maturity date:	December 13, 2010
Underlying commodity:	Gold
Payment at maturity:
If the final commodity price is greater than the initial commodity price,
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final commodity price is less than or equal to the initial commodity price,
$1,000 x commodity performance factor
This amount will be less than or equal to the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,182 per PLUS (118.2% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date but will not be less than $1,182.
Leveraged upside payment:	$1,000 x leverage factor x commodity percent increase
Leverage factor:	135%
Commodity percent increase:	(final commodity price – initial commodity price) / initial commodity price
Commodity performance factor:	final commodity price / initial commodity price
Initial commodity price:	The lowest commodity price during the lookback observation period. In no event will the initial commodity price be greater than the commodity price on the pricing date.
Final commodity price:	The arithmetic average of the commodity prices on each of the five valuation dates
Commodity price:
On any day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (“LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market on such date.

Lookback observation period:	Each business day on which there is no market disruption event during the period from and including the pricing date to and including January 12, 2010.
Valuation dates:	November 30, 2010, December 1, 2010, December 2, 2010, December 3, 2010 and December 6, 2010, subject to postponement for certain market disruption events
CUSIP:	617482HX5
ISIN:	US617482HX51
Listing:	The PLUS will not be listed on any securities exchange.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Company
Per PLUS	$1,000%	%
Total	$	$	$
(1)	Certain fiduciary accounts will pay a purchase price of $ per note, and the placement agent with respect to sales made to such accounts will forgo any fees.
(2)	For additional information, see “Supplemental information regarding plan of distribution” in these preliminary terms for information about fees.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Commodity PLUS dated August 20, 2009
Prospectus dated December 23, 2008

the plus are not bank deposits and are not insured or guaranteed by the federal deposit insurance corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
JPMorgan
Placement Agent

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Optimal Entry PLUS Based on the Price of Gold due December 13, 2010
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities
Exposure to commodities is a component of portfolio diversification.  Investors who believe they have underweight exposure to commodities can use the Optimal Entry PLUS Based on the Price of Gold due December 13, 2010 (the “PLUS”):

▪	To gain access to a single physical precious metal commodity and provide a measure of diversification of underlying asset class exposure

▪
As an alternative to direct exposure to gold that enhances returns for a certain range of positive performance of the price of gold relative to the lowest fixing price of gold during the lookback observation period

▪	To enhance returns and potentially outperform gold in a moderately bullish scenario

▪	To achieve similar levels of exposure to the price of gold as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

The PLUS are exposed on a 1:1 basis to the negative performance of the price of gold. There is no minimum payment at maturity on the PLUS.

Maturity:	12 months
Leverage factor:	135%
Maximum payment at maturity:	$1,182 per PLUS (118.2% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date but will not be less than $1,182.
Principal protection:	None

Gold Overview
The price of gold to which the return on the PLUS is linked is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery.

Information as of market close on November 24, 2009:

Bloomberg Ticker Symbol*:	GOLDLNPM
Current Price:	$1,163.25
52 Weeks Ago:	$822.50
52 Week High (on 11/23/2009):	$1,169.50
52 Week Low (on 12/5/2008):	$749.00

* The definitive gold price on any day will be as published by the London Gold Market. If the price displayed on Bloomberg differs from such published price, the price published by the London Gold Market will prevail.
Daily Afternoon Fixing Prices of Gold January 1, 2004 to November 24, 2009

November 2009	Page 2

Optimal Entry PLUS Based on the Price of Gold due December 13, 2010
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 12 month investment offers 135% leveraged upside on the positive performance of the price of gold, subject to a maximum payment at maturity of not less than $1,182 per PLUS (118.2% of the stated principal amount).

Investors can use the PLUS to leverage returns by a factor of 135% up to the maximum payment at maturity, while maintaining similar risk as a direct investment in gold.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in gold within a certain range of price performance.
Best Case Scenario
The price of gold increases and, at maturity, the PLUS redeem for the stated principal amount of $1,000 plus 135% of the commodity percent increase, subject to the maximum payment at maturity of not less than $1,182 per PLUS (118.2% of the stated principal amount).

Worst Case Scenario
The price of gold declines and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline.  This amount will be less than the $1,000 stated principal amount and could be zero.

Summary of Selected Key Risks (see page 9)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪	The market price of the PLUS will be influenced by many unpredictable factors, including the market price of gold and futures contracts on gold and the volatility of such prices.

▪	The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS.

▪	The initial commodity price will not be determined until the end of the lookback observation period.

▪	The return on the PLUS is linked to a single commodity, and the price of gold may change unpredictably and affect the value of the PLUS in unforeseeable ways.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

▪	Investing in the PLUS is not equivalent to investing in futures contracts or forward contracts on gold.

▪	The price of gold on one valuation date may offset its price on another valuation date.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The economic interests of the calculation agent and its affiliates could potentially adversely affect the value of the PLUS.

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS.

▪	There are risks relating to trading of commodities on the London Bullion Market Association.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

November 2009	Page 3

Optimal Entry PLUS Based on the Price of Gold due December 13, 2010
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for Commodity PLUS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the arithmetic average of the prices of gold on the valuation dates.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the PLUS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
November 27, 2009	December 4, 2009 (5 business days after the pricing date)	December 13, 2010 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Underlying commodity:	Gold
Issue price:	$1,000 per PLUS
Aggregate principal amount:	$
Stated principal amount:	$1,000 per PLUS
Denominations:	$1,000 per PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:
If the final commodity price is greater than the initial commodity price,
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final commodity price is less than or equal to the initial commodity price,
$1,000 x commodity performance factor
This amount will be less than or equal to the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,182 per PLUS (118.2% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date, but will not be less than $1,182.
Leveraged upside payment:	$1,000 x leverage factor x commodity percent increase
Leverage factor:	135%
Commodity percent increase:	(final commodity price – initial commodity price) / initial commodity price
Commodity performance factor:	final commodity price / initial commodity price
Initial commodity price:	The lowest commodity price during the lookback observation period. In no event will the initial commodity price be greater than the commodity price on the pricing date.
Final commodity price:	The arithmetic average of the commodity prices on each of the five valuation dates
Commodity price:
On any day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (“LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market on such date.

Lookback Observation Period:	Each business day on which there is no market disruption event during the period from and including the pricing date to and including January 12, 2010.
Valuation dates:
November 30, 2010, December 1, 2010, December 2, 2010, December 3, 2010 and December 6, 2010, subject to postponement for certain market disruption events, as described in “Description of PLUS—Postponement of Valuation Date” in the accompanying prospectus supplement for Commodity PLUS.

Postponement of maturity date:
If, due to a market disruption event or otherwise, the final valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the final valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 9.

November 2009	Page 4

Optimal Entry PLUS Based on the Price of Gold due December 13, 2010
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617482HX5
ISIN:	US617482HX51
Minimum ticketing size:	10 PLUS
Tax considerations:
Although the issuer believes that, under current law, the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)

November 2009	Page 5

Optimal Entry PLUS Based on the Price of Gold due December 13, 2010
Performance Leveraged Upside SecuritiesSM

Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.
On or prior to the pricing date and during the lookback observation period, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the PLUS by taking positions in futures contracts on gold or in such other instruments as we may wish to use in connection with such hedging.  Such purchase activity could increase the price of gold, and therefore increase the level at which the price of gold must be on the valuation dates before investors would receive at maturity a payment that exceeds the stated principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for Commodity PLUS.
Supplemental information regarding plan of distribution:	JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. will act as placement agents for the PLUS and will receive a fee from us that will not exceed $15 per $1,000 stated principal amount of PLUS.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus supplement for Commodity PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2009	Page 6

Optimal Entry PLUS Based on the Price of Gold due December 13, 2010
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000
Leverage factor:	135%
Hypothetical maximum payment at maturity:	$1,182 per PLUS (118.2% of the stated principal amount)

PLUS Payoff Diagram

How it works

¡
If the final commodity price is greater than the initial commodity price, investors will receive the $1,000 stated principal amount plus 135% of the appreciation of the underlying commodity over the term of the PLUS, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final commodity price of approximately 113.4815% of the initial commodity price.  Based on the actual and hypothetical terms above:

–	If the underlying commodity appreciates 5%, investors would receive a 6.75% return, or $1,067.50.

–	If the underlying commodity appreciates 40%, investors will receive only the hypothetical maximum payment at maturity of 118.2% of the stated principal amount, or $1,182 per PLUS.

¡
If the final commodity price is less than or equal to the initial commodity price, investors will receive an amount that is less than or equal to the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying commodity.

–	If the underlying commodity depreciates 10%, investors would lose 10% of their principal and receive only $900 at maturity, or 90% of the stated principal amount.

–	If the underlying commodity depreciates 50%, investors would lose 50% of their principal and receive only $500 at maturity, or 50% of the stated principal amount.

November 2009	Page 7

Optimal Entry PLUS Based on the Price of Gold due December 13, 2010
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of PLUS that they hold an amount in cash based upon the arithmetic average of the prices of gold on the valuation dates determined as follows:

If the final commodity price is greater than the initial commodity price:

$1,000    +    Leveraged Upside Payment; subject to the maximum payment at maturity of no less than $1,182 per PLUS (118.2% of the stated principal amount).

In no event will the leveraged upside payment result in a payment at maturity greater than the maximum payment at maturity which will be no less than $1,182 per PLUS (118.2% of the stated principal amount).

If the final commodity price is less than or equal to the initial commodity price:

$1,000    x    Commodity Performance Factor

Because the commodity performance factor will be less than or equal to 1.0, this payment will be less than or equal to $1,000 and could be zero.  There is no minimum payment at maturity on the PLUS.

November 2009	Page 8

Optimal Entry PLUS Based on the Price of Gold due December 13, 2010
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for Commodity PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

▪
PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the final commodity price is less than the initial commodity price, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the price of the underlying commodity. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

▪
Appreciation potential is limited.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of no less than $1,182 per PLUS, or 118.2% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides 135% exposure to any increase in the final commodity price over the initial commodity price, because the payment at maturity will be limited to the maximum payment at maturity, any increase in the final commodity price over the initial commodity price by more than approximately 13.4815% of the initial commodity price will not increase the return on the PLUS.

▪
The market price of the PLUS will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will also influence the value of the PLUS in the secondary market and the price at which Morgan Stanley & Co. Incorporated (“MS & Co.”) may be willing to purchase or sell the PLUS in the secondary market, including the price of gold at any time and, in particular, on the valuation dates, the market price of gold and futures contracts on gold, and the volatility of such prices, trends of supply and demand for gold at any time, interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect gold or commodities markets generally and which may affect the prices of gold on the valuation dates, the time remaining until the PLUS mature, and any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity. For example, you may have to sell your PLUS at a substantial discount from the stated principal amount if the price of gold has decreased at the time of sale or if market interest rates rise. You cannot predict the future prices of gold based on their historical levels. The final commodity price may be less than the initial commodity price so that you will receive at maturity an amount that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the final commodity price below the initial commodity price. In addition, there can be no assurance that the price of gold will increase so that you will receive at maturity an amount in excess of the stated principal amount of the PLUS.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity, and, therefore, investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
The initial commodity price will not be determined until the end of the lookback observation period – Because the initial commodity price will be the lowest commodity price during the lookback observation period, the initial commodity price will not be determined until the end of the lookback observation period. The lookback observation period is the period from and including the pricing date, expected to be November 27, 2009, to and including January 12, 2010. Accordingly, you will not know the initial commodity price for a significant period of time after the pricing date. There can be no assurance that the commodity price will decline below the level on the pricing date during the lookback observation period. Furthermore, even if the commodity price declines below its level on the pricing date during the lookback observation period, there can be no assurance that the final commodity price will be greater than the initial commodity price so that you earn a positive return on the PLUS.

November 2009	Page 9

Optimal Entry PLUS Based on the Price of Gold due December 13, 2010
Performance Leveraged Upside SecuritiesSM

▪
The return on the PLUS is linked to a single commodity, and the price of gold may change unpredictably and affect the value of the PLUS in unforeseeable ways.  Investments, such as the PLUS, linked to the price of a commodity, such as gold, are subject to sharp fluctuations in the prices of the commodity over short periods of time for a variety of factors. The price of gold to which the return on the PLUS is linked is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery.  The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time.  Specific factors affecting the daily fixing price of gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events as well as wars and political and civil upheavals.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs in major gold producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market.  It is not possible to predict the aggregate effect of all or any combination of these factors.

▪
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.  The payment at maturity on the PLUS is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index.  The price of gold may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally.  Because the PLUS are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of gold may be, and has been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.

▪
Investing in the PLUS is not equivalent to investing in futures contracts or forward contracts on gold. Investing in the PLUS is not equivalent to investing in gold or in futures contracts or forward contracts on gold.  By purchasing the PLUS, you do not purchase any entitlement to gold or futures contracts or forward contracts on gold. Further, by purchasing the PLUS, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on gold.

▪
The PLUS will not be listed and secondary trading may be limited. The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  We and certain of our subsidiaries, including MS & Co., may, but are not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

▪
The value of the underlying commodity on one valuation date may offset its value on another valuation date. The PLUS may pay less than the stated principal amount at maturity even when the underlying commodity has appreciated relative to the initial commodity price on any one valuation date, as such appreciation may be partially or entirely offset by depreciation on other valuation dates.  Consequently, it is possible that you will receive at maturity an amount less than the $1,000 stated principal amount for each PLUS you hold even if the commodity price is greater than the initial commodity price as measured on only one of the valuation dates.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

November 2009	Page 10

Optimal Entry PLUS Based on the Price of Gold due December 13, 2010
Performance Leveraged Upside SecuritiesSM

▪
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.  MSCG, the calculation agent, is our subsidiary.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. As calculation agent, MSCG will determine the initial commodity price, the final commodity price and the commodity percent increase or commodity performance factor, as applicable, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by MSCG, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or determination of the commodity price in the event of a market disruption event, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the PLUS.  MSCG or other affiliates of ours will carry out hedging activities related to the PLUS (and to other instruments linked to the underlying commodity), including trading in related futures contracts, and possibly in other instruments related to the underlying commodity.  MSCG and some of our other subsidiaries also trade in the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the day we price the PLUS for initial sale to the public and during the looback observation period could increase the initial commodity price and, as a result, could increase the level at which the commodity price must be on the valuation dates before you receive a payment at maturity that exceeds the stated principal amount on the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS could potentially affect the commodity price, including the prices on the valuation dates, and, accordingly, the amount of cash you will receive upon a sale of the PLUS or at maturity.

▪
There are risks relating to trading of commodities on the London Bullion Market Association.  Gold is traded on the London Bullion Market Association which we refer to as the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of commodities trading on the LBMA.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

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The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult

November 2009	Page 11

Optimal Entry PLUS Based on the Price of Gold due December 13, 2010
Performance Leveraged Upside SecuritiesSM

their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

November 2009	Page 12

Optimal Entry PLUS Based on the Price of Gold due December 13, 2010
Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low daily fixing prices of gold, as well as end-of-quarter prices of gold, for each quarter in the period from January 1, 2004 through November 24, 2009.  The price of gold on November 24, 2009 was $1,163.25.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical price of gold should not be taken as an indication of future prices, and no assurance can be given as to the price of gold on the valuation dates. The price of gold may be, and has been, extremely volatile, and we can give you no assurance that the volatility will lessen.

Gold (in U.S. dollars)	High	Low	Period End
2004
First Quarter	425.50	390.50	423.70
Second Quarter	427.25	375.00	395.80
Third Quarter	415.65	387.30	415.65
Fourth Quarter	454.20	411.25	435.60
2005
First Quarter	443.70	411.10	427.50
Second Quarter	440.55	414.45	437.10
Third Quarter	473.25	418.35	473.25
Fourth Quarter	536.50	456.50	513.00
2006
First Quarter	584.00	524.75	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	846.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter (through November 24, 2009)	1,169.50	1,003.50	1,163.25

November 2009	Page 13